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Exhibit 10.1

EXECUTION

FIRST AMENDMENT TO CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of January 28, 2009 (the "First Amendment Signing Date"), among MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership, as borrower (the "Borrower"), the undersigned Guarantors (collectively, the "Guarantors"), ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent for the Lenders parties to the hereinafter defined Credit Agreement (in such capacities, the "Administrative Agent" and "Collateral Agent," respectively) and as L/C Issuer, the undersigned Agents, Required Lenders and New Lender.

        Reference is made to the Credit Agreement dated as of February 20, 2008 among Borrower, the Administrative Agent, the Collateral Agent, the Syndication Agents, the Documentation Agents and the Lenders parties thereto (the "Credit Agreement"). Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meaning set forth in the Credit Agreement; all section, exhibit and schedule references herein are to sections, exhibits and schedules in the Credit Agreement; and all paragraph references herein are to paragraphs in this Amendment.

        Borrower repaid in full the Term Loans and pursuant to Section 2.02 of the Credit Agreement, the Term Loan Commitment has been reduced to zero and cancelled and no amount of Term Loans may be reborrowed.

RECITALS

        A.    The Borrower has proposed entering into a joint venture, through its Wholly-Owned Subsidiary, MarkWest Liberty Gas Gathering, L.L.C., with M&R MWE Liberty, L.L.C., to form a Delaware limited liability company to be known as MarkWest Liberty Midstream & Resources, L.L.C. ("MWLM&R"), which will engage in natural gas gathering and processing and natural gas liquids fractionation, transportation and marketing within the Appalachian Basin. Upon consummation of the transactions contemplated by the MWLM&R Contribution Agreement (as such term is defined below), MWLM&R will be 60% owned indirectly by Borrower. Borrower has requested certain amendments to the Credit Agreement to permit the investment in MWLM&R and to exclude MWLM&R from being considered a Subsidiary for various purposes of the Credit Agreement and the Loan Documents. The Required Lenders are willing, on the terms and conditions set forth herein, to amend the Credit Agreement as hereinafter set forth.

        B.    One of the terms of the Credit Agreement being amended is the covenant that would require MWLM&R to guarantee and pledge its assets to secure Indebtedness owing under the Credit Agreement. To permit the Borrower to form MWLM&R more than 30 days prior to the First Amendment and Increase Effective Date (as such term is defined below), Borrower has requested a waiver of the covenant in Section 6.14 of the Credit Agreement that would otherwise require MWLM&R to guarantee and pledge its assets to secure Indebtedness owing under the Credit Agreement within 30 days of its formation. The Required Lenders are willing, on the terms and conditions set forth herein, to waive such covenant as hereinafter set forth in Paragraph 3.

        C.    Pursuant to Section 2.15(a) of the Credit Agreement, upon notice to the Administrative Agent, Borrower has the right to cause from time to time an increase in the Aggregate Revolver Commitments by allowing one or more Lenders to increase their respective Revolver Commitment (such Lenders being referred to herein as the "Increasing Lenders") or to solicit Eligible Assignees to become Revolver Lenders (each solicited Eligible Assignee who becomes a Revolver Lender being referred to herein as the "New Lender"), subject to the limitations contained in such Section 2.15(a) . The Borrower has requested an increase in the Aggregate Revolver Commitment of $100,000,000 (or such greater

(but not exceeding $200,000,000 in any event) or lesser amount as may be committed) and the Lenders and New Lender whose signatures appear below on this Amendment and which are designated as "Increasing Lenders" or "New Lender" have agreed to increase their respective Revolver Commitment as set forth on Amended Schedule 2.01 attached to this Amendment.

        Accordingly, for adequate and sufficient consideration, the parties hereto agree, as follows:

        Paragraph 1.    Amendments.    Effective as of the First Amendment and Increase Effective Date (as defined in Paragraph 4 below), the Credit Agreement is amended as follows:

        Paragraph 1.1    Definitions.    Section 1.01 of the Credit Agreement is amended as follows:

        (a)   The following definitions are amended in their entirety to read as follows:

          "Aggregate Commitments means on and after the First Amendment and Increase Effective Date, the sum of (i) the Aggregate Revolver Commitments as of the Closing Date which were $350,000,000 and (ii) the Initial Revolver Commitment Increase Amount of $85,600,000, for a total Aggregate Commitments as of the First Amendment and Increase Effective Date of $435,600,000."

          "Agreement means this Credit Agreement, as amended by the First Amendment."

          "Base Rate means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate for such day, and (c) the Eurodollar Rate (which shall never be less than 2.00% per annum) for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one and one-quarter percent (1.25%); provided that, for the avoidance of doubt, (i) if Base Rate is determined using the Eurodollar Rate in clause (c) above, the appropriate margin set forth in the pricing grid in the definition of "Applicable Rate" under the Base Rate column will be added to the amount calculated pursuant to clause (c) above for purposes of calculating interest accruing on each Base Rate Loan and (ii) the Eurodollar Rate for any day shall be based on the rate appearing on the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars at approximately 11:00 a.m. (London time) on such day. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Rate or the Eurodollar Rate shall be effective automatically and without notice to Borrower or any Lender on the effective date of such change in the Prime Rate, Federal Funds Rate or Eurodollar Rate, respectively."

          "Consolidated Net Income means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income or net loss of the Borrower and its Subsidiaries from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity (other than a consolidated Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions (or in the form of a deemed distribution to the extent cash flow has been utilized to pay for Capital Expenditures in the case of Starfish Pipeline Company, LLC only and in a maximum annual amount not to exceed $2,000,000); (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure under rate cases), (c) any gains or losses attributable to non-cash write-ups or write-downs of assets, (d) proceeds of any insurance on property, plant or equipment other than business interruption insurance, (e) any gain or loss, net of taxes, on the sale, retirement or other disposition of assets (including the capital stock or other equity ownership of any other Person, but excluding the sale of inventories in the ordinary course of business), and (f) the cumulative effect of a change in accounting principles; provided, however, notwithstanding whether MWLM&R is treated as a consolidated Subsidiary for financial reporting and accounting purposes generally, it shall not be treated as a consolidated Subsidiary for purposes of computing Consolidated Net Income as used in this Agreement and the MWLM&R income actually received by the Borrower or a Subsidiary in the form of cash dividends or similar cash distributions shall be included in (a) above."

          "Eurodollar Rate means for any Interest Period with respect to any Eurodollar Rate Loan a per annum rate described below; provided such rate shall never be less than 2.00% per annum:

          (a)   the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (b)   if the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period."

          "Lender has the meaning specified in the introductory paragraph hereof and, as the context requires, includes the L/C Issuer and New Lender."

          "Lender Hedging Agreement means a Swap Contract between the Borrower or any of its Subsidiaries and a Lender or an Affiliate of a Lender; and for the avoidance of doubt MWLM&R is not a Subsidiary and no Swap Contract with MWLM&R will be a Lender Hedging Agreement. In addition, for the avoidance of doubt, all Swap Contracts in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender or any Affiliate of a Lender shall constitute Lender Hedging Agreements."

          "Loan Party means each of the Borrower, each Guarantor, and each other entity that is an Affiliate of the Borrower that executes one or more Loan Documents; provided, however that MWLM&R shall not be considered a Loan Party for purposes of this Agreement or any Loan Document solely as a consequence of MWLM&R executing an Acknowledgment of Pledge to evidence its acknowledgment of the pledge by MarkWest MWLM&R Member of its 60% ownership interest in MWLM&R."

          "Material Project means the construction or expansion of any capital project of Borrower, any Subsidiary or MWLM&R, the aggregate capital cost of which exceeds $20,000,000."

          "Maturity Date means (a) February 20, 2012, or (b) such earlier effective date of any other termination, cancellation, or acceleration of the Aggregate Commitments under this Agreement."

          "Revolver Commitment means, as to each Revolver Lender, its obligation to make Revolver Loans to the Borrower pursuant to Section 2.01 and to purchase participations in L/C Obligations pursuant to Section 2.14, in an aggregate principal amount at any one time outstanding not to exceed the amount stated beside such Revolver Lender's name on the most-recently amended Schedule 2.01 to this Agreement (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents) and collectively for all Revolver Lenders an amount (subject to increase, reduction or cancellation as herein provided) equal to $435,600,000

  (collectively, the Revolver Commitments of all the Revolver Lenders herein the "Aggregate Revolver Commitments")."

          "Senior Unsecured Notes means collectively (i) the 6.875% Series A and Series B Senior Notes due 2014 of the Borrower and MarkWest Energy Finance Corporation, as Issuers, in the original principal amount of $225,000,000 issued pursuant to an Indenture dated October 25, 2004 among the Borrower, its Subsidiaries party thereto and Wells Fargo Bank, National Association, as trustee, (ii) the 8.5% Series A and Series B Senior Notes due 2016 of the Borrower and MarkWest Energy Finance Corporation, as Issuers, in the original principal amount of $275,000,000 issued pursuant to an Indenture dated July 6, 2006 among the Borrower, its Subsidiaries party thereto and Wells Fargo Bank, National Association, as trustee, and (iii) the 8.75% Series A and Series B Senior Notes due 2018 of the Borrower and MarkWest Energy Finance Corporation, as Issuers, in the original principal amount of $500,000,000 issued pursuant to an Indenture dated April 15, 2008 among the Borrower, its Subsidiaries party thereto and Wells Fargo Bank, National Association, as trustee."

          "Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, unless otherwise indicated the term "Subsidiary" and "Subsidiaries" shall exclude MWLM&R and any Subsidiaries of MWLM&R."

          "Triggering Sale means receipt of any Insurance Payment and any Disposition (including sales of stock or other equity interests in Subsidiaries or MWLM&R and Dispositions by MWLM&R of all or substantially all of its assets) (other than a Disposition permitted by Section 7.07(a) or (b) or any Disposition relating directly to the Merger Transaction) by the Borrower or any Subsidiary of the Borrower (or MWLM&R in connection with the sale of all or substantially all of its assets) to any other Person (other than to the Borrower or to a Wholly-Owned Subsidiary of the Borrower) with respect to which the Net Cash Proceeds realized by the Borrower or any Subsidiary (or, in the case of a Disposition by MWLM&R of all or substantially all of its assets, the MarkWest MWLM&R Member's pro rata share of such Net Cash Proceeds), for such Disposition, when aggregated with the Net Cash Proceeds from all such other Dispositions by the Borrower, any of its Subsidiaries and MWLM&R occurring since the Closing Date and all Insurance Payments received by the Borrower or any of its Subsidiaries since the Closing Date, equals or exceeds the Threshold Amount. The portion of the Net Cash Proceeds in excess of the Threshold Amount is herein called the "Reduction Amount."

        (b)   The following definitions are inserted alphabetically into Section 1.01 of the Credit Agreement:

          "First Amendment means that certain First Amendment to Credit Agreement dated as of January 28, 2009 but effective as of the First Amendment and Increase Effective Date, among the Borrower, the Guarantors, Royal Bank of Canada, as Administrative Agent and Collateral Agent, the Required Lenders and the New Lender; provided that the waiver set forth in Paragraph 3 thereof shall become effective as of January 28, 2009 if the First Amendment has been consented to by Required Lenders."

          "First Amendment and Increase Effective Date means the date the First Amendment and the increase in the Aggregate Revolver Commitments provided for therein by their terms becomes effective among the parties thereto."

          "Increasing Lenders means each of Royal Bank of Canada, JPMorgan Chase Bank, N.A., U.S. Bank National Association, Deutsche Bank Trust Company Americas, Compass Bank, Wachovia Bank, National Association and Morgan Stanley Bank who have agreed to increase their respective Revolver Commitment pursuant to Section 2.15(a) in the amounts set forth on Amended Schedule 2.01 attached to the First Amendment."

          "Initial Revolver Commitment Increase Amount means an aggregate $85,600,000 increase in the Aggregate Revolver Commitments of the Lenders, allocated among the Increasing Lenders and New Lender as set forth on Amended Schedule 2.01 attached to the First Amendment."

          "MarkWest MWLM&R Member means MarkWest Liberty Gas Gathering, L.L.C., a Delaware limited liability company."

          "MWLM&R means MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company, whose membership interest will be owned sixty percent (60%) by the MarkWest MWLM&R Member, and forty percent (40%) by the NGP MWLM&R Member upon consummation of the transactions contemplated by the MWLM&R Contribution Agreement."

          "MWLM&R Available Cash means "Available Cash" as defined in the MWLM&R LLC Agreement."

          "MWLM&R Contribution Agreement means that certain Contribution Agreement dated as of January 22, 2009 among the MarkWest MWLM&R Member, the NGP MWLM&R Member and MWLM&R."

          "MWLM&R LLC Agreement means that certain Amended and Restated Limited Liability Company Agreement of MWLM&R dated as of the First Amendment and Increase Effective Date."

          "MWLM&R Services Agreement means that certain Services Agreement dated as of the First Amendment and Increase Effective Date, among Hydrocarbon, the MarkWest MWLM&R Member and MWLM&R."

          "New Lender means Barclays Bank PLC, who has agreed to become a Revolver Lender and have a Revolver Commitment pursuant to Section 2.15(a) in the amounts set forth on Amended Schedule 2.01 attached to the First Amendment."

          "NGP MWLM&R Member means M&R MWE Liberty, LLC, a Delaware limited liability company."

          "Prime Rate means for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its "prime rate." Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate."

          "Senior Note Indenture means collectively each indenture pursuant to which any of the Senior Unsecured Notes have been issued."

        (c)   The pricing grid in the definition of the term "Applicable Rate" is deleted and the following is substituted therefor:

Pricing Level	Total Leverage Ratio	Commitment Fee + (basis points)	Letter of Credit and Eurodollar Rate + (basis points)	Base Rate + (basis points)
1	Less than 3.75 to 1.00	37.5	250.0	150.0
2	Less than 4.25 to 1.00 but equal to or greater than 3.75 to 1.00	37.5	275.0	175.0
3	Less than 4.75 to 1.00 but equal to or greater than 4.25 to 1.00	50.0	300.0	200.0
4	4.75 to 1.00 or greater	50.0	325.0	225.0

        Paragraph 1.2    Section 2.04(b)(iv).    Section 2.04(b)(iv) of the Credit Agreement is amended to read in its entirety as follows:

          "(iv) The prepayments provided for in this Section 2.04(b) shall be applied as follows, unless a Default or Event of Default has occurred and is continuing or would arise as a result thereof (whereupon the provisions of Section 2.11(d) shall apply): as a repayment of the Revolver Principal Debt; provided that such repayment of Revolver Principal Debt will not result in or require a corresponding reduction in the Aggregate Revolver Commitments; provided further, however, if Net Cash Proceeds in excess of 25% of Borrower's consolidated assets (valued as of the close of the then most recent fiscal quarter-end) are or would be received in connection with any Triggering Sale and on a pro forma basis the Borrower would not be in compliance with the financial covenants set forth in Section 7.15 taking such Triggering Sale (or the events giving rise to such Triggering Sale) into account, then the Borrower shall use 100% of such Net Cash Proceeds to reduce the Aggregate Revolver Commitments (with a corresponding reduction in the Revolver Principal Debt in an amount equal to the amount by which the Revolver Principal Debt exceeds the reduced Aggregate Revolver Commitments) until the Revolver Principal Debt is reduced to zero at which point no further prepayment of Revolver Principal Debt using the Net Cash Proceeds from such Triggering Sale is required; provided, however, notwithstanding whether MWLM&R is treated as a consolidated Subsidiary for financial reporting and accounting purposes generally, the MarkWest MWLM&R Member's proportionate share of MWLM&R's assets shall be included in the Borrower's consolidated assets for purposes of this Section."

        Paragraph 1.3    Section 2.13.    Section 2.13 of the Credit Agreement is amended in its entirety to read as follows:

          "2.13    Pari Passu Lien Securing Lender Hedging Agreements and Banking Service Obligations.    All Obligations arising under the Loan Documents, including, without limitation, Obligations under this Agreement, Banking Service Obligations and Obligations under any Lender Hedging Agreement (but not Indebtedness of the Borrower or any of its Subsidiaries owing to any non-Lender or non-Lender Affiliate which enters into a Swap Contract with the Borrower or any of its Subsidiaries), shall be secured pari passu by the Collateral. For the avoidance of doubt, no Indebtedness of MWLM&R owing to any Lender, any Lender-Affiliate, any non-Lender or any non-Lender Affiliate party to a Swap Contract with MWLM&R shall be secured by the Collateral. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Lender Hedging Agreement or as a result of any Banking Service Obligation being owed to it."

        Paragraph 1.4    Section 2.15(a).    The first sentence of Section 2.15(a) of the Credit Agreement is amended in its entirety to read as follows:

          "Upon notice to the Administrative Agent and subject to the Administrative Agent's consent (which shall not be unreasonably withheld or delayed), the Borrower may request, from time to time, an increase in the Aggregate Revolver Commitments by an amount for all such requests not exceeding the sum of (i) the amount of the Initial Revolver Commitment Increase Amount plus (ii) $200,000,000; provided that any such request for an increase in the Aggregate Revolver Commitments shall be in a minimum amount of $25,000,000; and provided further that any such increased Aggregate Revolver Commitments shall be secured pari passu with the Obligations."

        Paragraph 1.5    Section 5.13.    Section 5.13 of the Credit Agreement is amended by adding a new sentence at the end thereto to read in its entirety as follows::

  "As of the First Amendment and Increase Effective Date the Borrower will have no Subsidiaries or other equity investments other than those specifically disclosed in Amended Schedule 5.13, all of the outstanding equity interests in such Subsidiaries and in MarkWest MWLM&R Member's membership interest in MWLM&R have been validly issued, are fully paid and non-assessable (such representations and warranties regarding full payment and non-assessability being made only with respect to each Subsidiary that is organized as a corporation), and the Borrower will have no equity investment in any other corporation or other entity other than those specifically disclosed in Amended Schedule 5.13."

        Paragraph 1.6    Article V.    Article V of the Credit Agreement is amended by adding a new Section 5.21 thereto to read in its entirety as follows:

          "5.21  Representations Regarding MWLM&R.

          (a)   As of the First Amendment and Increase Effective Date and upon consummation of the transactions contemplated by the MWLM&R Contribution Agreement, Borrower, through the MarkWest MWLM&R Member, will indirectly own a sixty percent (60%) membership interest in MWLM&R.

          (b)   As of the First Amendment and Increase Effective Date, Borrower has delivered to the Administrative Agent true and correct copies of (i) MWLM&R's Certificate of Formation and the MWLM&R LLC Agreement, (ii) the MWLM&R Contribution Agreement and (iii) the MWLM&R Services Agreement.

          (c)   As of the First Amendment and Increase Effective Date, MWLM&R has no Subsidiaries."

        Paragraph 1.7    Section 6.01.    Section 6.01 of the Credit Agreement is amended by deleting the word "and" at the end of Section 6.01(b), deleting the period at the end of Section 6.01(c) and replacing it with a semicolon followed by the word "and" and inserting a new Section 6.01(d) to read in its entirety as follows:

          "(d) provided, however, if MWLM&R is treated as a consolidated Subsidiary for financial reporting and accounting purposes generally, the financial statements referred to in Sections 6.01(a) and (b) shall include MWLM&R as a consolidated Subsidiary and regardless of whether MWLM&R is treated as a consolidated Subsidiary for financial reporting and accounting purposes generally, Borrower shall, in any case within 45 days after the end of each Fiscal Year, deliver a one year projection/budget for MWLM&R for the year following such Fiscal Year."

        Paragraph 1.8    Section 6.02(f).    Section 6.02(f) of the Credit Agreement is amended to read in its entirety as follows:

          "(f)  promptly, such additional information regarding the business, financial or corporate affairs of MWLM&R or any Loan Party as the Administrative Agent, at the request of any Lender, may from time to time reasonably request, which information may include copies of any detailed audit reports, if any, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower, any Subsidiary or MWLM&R, or any audit of any of them."

        Paragraph 1.9    Section 6.03(b).    Section 6.03(b) of the Credit Agreement is amended in its entirety to read as follows:

          "(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following events if such has resulted or could reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or of MWLM&R; (ii) any litigation, investigation by or required by a Governmental Authority, proceeding or suspension of licenses or permits between MWLM&R or any Loan Party and any Governmental Authority; and (iii) any dispute, litigation, investigation or proceeding involving MWLM&R or any Loan Party related to any Environmental Law;"

        Paragraph 1.10    Section 6.03(c).    Section 6.03(c) of the Credit Agreement is amended in its entirety to read as follows:

          "(c) of any litigation, investigation or proceeding known to and affecting the Borrower, any other Loan Party or MWLM&R in which (i) the amount involved exceeds (individually or collectively) $3,500,000, or (ii) injunctive relief or other relief is sought, which could be reasonably expected to have a Material Adverse Effect; and;"

        Paragraph 1.11    Section 6.04.    Section 6.04 of the Credit Agreement is amended by adding a new sentence at the end thereof to read in its entirety as follows:

  "Additionally, Borrower shall use commercially reasonable efforts to cause MWLM&R to pay and discharge as the same shall become due and payable, all of MWLM&R's obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon MWLM&R or its properties or assets and (b) all lawful claims which, if unpaid, would by Law become a Lien upon MWLM&R's property; except, in the case of clause (a) or (b), where (x) the validity thereof are being contested in good faith by appropriate proceedings and (y) adequate reserves in accordance with GAAP are being maintained by MWLM&R."

        Paragraph 1.12    Section 6.05.    Section 6.05 of the Credit Agreement is amended to read in its entirety as follows:

          "6.05    Preservation of Existence, Etc.    (a) Preserve, renew and maintain, and use commercially reasonable efforts to cause MWLM&R to preserve, renew and maintain, in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Sections 7.06 and 7.07, (b) take all reasonable action, and use commercially reasonable efforts to cause MWLM&R to take all reasonable action, to maintain all rights, privileges, permits, licenses and franchises material to the conduct of its business, except in a transaction permitted by Sections 7.06 and 7.07."

        Paragraph 1.13    Section 6.06.    Section 6.06 of the Credit Agreement is amended in its entirety to read as follows:

          "6.06    Maintenance of Assets and Business.    (a) Maintain, and use commercially reasonable efforts to cause MWLM&R to maintain, all material properties, equipment, licenses, permits, and franchises necessary for its normal business; (b) keep, and use commercially reasonable efforts to cause MWLM&R to keep, all of its assets which are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; (c) do, and use commercially reasonable efforts to cause MWLM&R to do, all things necessary to obtain, renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for the operation of its business in compliance with applicable Law, except where the failure to so maintain, renew, extend, or continue in effect could not reasonably be expected to have a Material Adverse Effect; (d) preserve or renew, and use commercially reasonable efforts to cause MWLM&R to preserve or renew, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and (e) use, and use commercially reasonable efforts to cause MWLM&R to use, the standard of care typical in the industry in the operation and maintenance of its facilities."

        Paragraph 1.14    Section 6.07(a).    Section 6.07(a) of the Credit Agreement is amended in its entirety to read as follows:

          "(a) Maintain, and use commercially reasonable efforts to cause MWLM&R to maintain, with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and which is satisfactory to the Administrative Agent and the Required Lenders and will (i) furnish to the Administrative Agent on each anniversary of the Closing Date a certificate or certificates of insurance from the applicable insurance company evidencing the existence of insurance required to be maintained by this Agreement and the other Loan Documents and evidencing that Administrative Agent is listed as sole loss payee on property insurance and the Administrative Agent and Lenders are additional insureds on liability insurance (except that the MWLM&R insurance policies shall not be required to list the Administrative Agent or Lenders as sole loss payee or additional insured), and (ii) upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained in accordance with this Section."

        Paragraph 1.15    Section 6.08.    Section 6.08 of the Credit Agreement is amended to add after the word "Comply" at the beginning of such Section the following: ", and use commercially reasonable efforts to cause MWLM&R to comply,".

        Paragraph 1.16    Section 6.09.    Section 6.09 of the Credit Agreement is amended to add after the word "Maintain" at the beginning of such Section, the following: ", and use commercially reasonable efforts to cause MWLM&R to maintain,".

        Paragraph 1.17    Section 6.10.    Section 6.10 of the Credit Agreement is amended to add after the word "Permit" at the beginning of such Section, the following: ", and use commercially reasonable efforts to cause MWLM&R to permit," and by adding after the word "Subsidiaries"' in the last sentence of such Section the words "and MWLM&R's".

        Paragraph 1.18    Section 6.12(b)(iii).    Section 6.12(b)(iii) of the Credit Agreement is amended in its entirety to read as follows:

          "(iii)  finance working capital requirements and other general corporate purposes of the Borrower, its Subsidiaries and MWLM&R;"

        Paragraph 1.19    Section 6.14.    Section 6.14 of the Credit Agreement is amended by adding a new sentence at the end thereof to read as follows:

          "If and when Borrower or its Subsidiaries own, directly or indirectly, 100% of the membership interest in MWLM&R, Borrower shall cause MWLM&R to comply with the provisions of clauses (a) and (b) of this Section; provided, however, unless a Default or Event of Default then exists, whenever Borrower's or any of its Subsidiaries ownership interest falls to 90% or less, the guarantee and pledge of assets by MWLM&R shall automatically terminate and be released."

        Paragraph 1.20    Section 6.15(b).    Section 6.15(b) of the Credit Agreement is amended by adding a new sentence at the end thereof to read as follows:

          "Additionally, Borrower shall cause MWLM&R to execute an acknowledgment of the pledge by the MarkWest MWLM&R Member of its Class B Interest in MWLM&R to the Administrative Agent and Collateral Agent, on behalf of the Secured Parties, and shall pledge or cause the MarkWest MWLM&R Member and any other Subsidiary of the Borrower that owns or acquires any additional membership interest in MWLM&R to pledge such additional membership interests in MWLM&R to the Administrative Agent and Collateral Agent, on behalf of the Secured Parties."

        Paragraph 1.21    Section 7.02.    Section 7.02 of the Credit Agreement is amended by deleting the word "and" at the end of Section 7.02(f), deleting the period at the end of Section 7.02(g) and substituting a semicolon therefor and adding the word "and" at the end thereof and adding a new Section 7.02(h) to read in its entirety as follows:

          "(h) Investments in MWLM&R consisting of (i) the initial contribution of approximately $100,000,000 of assets by the MarkWest MWLM&R Member and (ii) subsequent capital contributions (A) on an as needed basis to achieve and maintain the MarkWest MWLM&R Member's 60% investment balance in MWLM&R and (B) other capital contributions that increase the percentage of MarkWest MWLM&R Member's investment balance in MWLM&R."

        Paragraph 1.22    Section 7.15(c).    Section 7.15(c) of the Credit Agreement is amended in its entirety to read as follows:

          "(c)    Senior Leverage Ratio.    Permit the Senior Leverage Ratio at any fiscal quarter-end to be greater than 3.0 to 1.0 unless such quarter-end occurs during any Acquisition Adjustment Period, in which case the Senior Leverage Ratio cannot be greater than 3.5 to 1.0."

        Paragraph 1.23    Section 7.15(e).    Section 7.15(e) of the Credit Agreement is amended in its entirety to read as follows:

          "(e)    Adjustments for Material Projects.    For purposes of determining compliance with Sections 7.15(a), (b) and (c) in the event the Borrower or any of its consolidated Subsidiaries (or MWLM&R) undertakes a Material Project, a Material Project Consolidated EBITDA Adjustment may be made at Borrower's option. As used herein a "Material Project Consolidated EBITDA Adjustment" means, with respect to each Material Project:

              (i)  prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower (or in the case of MWLM&R, projected distributions of MWLM&R Available Cash to the MarkWest MWLM&R Member) attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent, including, in the case of MWLM&R, the ownership percentage of the MarkWest MWLM&R Member), which may, at the Borrower's option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower (or in the case of MWLM&R, any actual distributions of Available Cash distributed to the MarkWest MWLM&R Member) attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

             (ii)  beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower (or in the case of MWLM&R, projected distributions of MWLM&R Available Cash to the MarkWest MWLM&R Member) attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower's option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA of the Borrower (or in the case of MWLM&R, net of any actual distributions of Available Cash distributed to the MarkWest MWLM&R Member) attributable to such Material Project following such Commercial Operation Date).

            (iii)  Notwithstanding the foregoing: (A) no such additions shall be allowed with respect to any Material Project unless: (y) not later than 30 days prior to the delivery of any Compliance Certificate required by the terms and provisions of Section 6.02(a) to the extent Material Project Consolidated EBITDA Adjustments will be made to Adjusted Consolidated EBITDA in determining compliance with this Section 7.15, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower (or its consolidated Subsidiary) attributable to such Material Project (or in the case of MWLM&R, projected distributions of Available Cash to be distributed to the MarkWest MWLM&R Member attributable to such Material Project), and (z) prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (B) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and its consolidated Subsidiaries for such period and cash dividends or cash distributions actually received by the Borrower and its Subsidiaries from MWLM&R for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Consolidated EBITDA Adjustments)."

        Paragraph 1.24    Article VII.    Article VII of the Credit Agreement is amended by adding a new Section 7.16 thereto to read in its entirety as follows:

          "7.16    Negative Covenants Pertaining to MWLM&R.    The Borrower agrees that it shall use commercially reasonable efforts to not permit MWLM&R to, directly or indirectly:

          (a)   create, incur, or assume any Indebtedness except:

              (i)  Indebtedness (contingent or otherwise) of MWLM&R existing or arising under any Swap Contract to the extent permitted by Section 7.16(c);

             (ii)  Indebtedness of MWLM&R in respect of purchase money obligations for fixed or capital assets;

            (iii)  Indebtedness of MWLM&R not to exceed $10,000,000 which may be secured or unsecured.

          (b)   create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

              (i)  Liens securing Indebtedness permitted pursuant to Sections 7.16(a)(i), (ii) and (iii); provided in the case of Section 7.16(a)(ii) such Liens do not extend to cover property other than the property being acquired;

             (ii)  Liens described in Section 7.01(c), (d), (e) and (f);

            (iii)  easements, rights-of-way, restrictions and other encumbrances affecting real property;

            (iv)  judgment Liens;

             (v)  any Lien existing on any asset prior to acquisition thereof by MWLM&R so long as any such Lien encumbers only such asset after its acquisition;

            (vi)  Liens reserved in or exercisable under any lease or sublease to which MWLM&R is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease;

           (vii)  any interest or title of a lessor under any lease entered into by MWLM&R in the ordinary course of its business and covering only the assets so leased; and

          (viii)  a Lien in favor of the NGP MWLM&R Member on the "escrow account" (as defined in the MWLM&R LLC Agreement).

          (c)   enter into any Swap Contracts other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, commodity prices, or foreign exchange rates and not for purposes of speculation;

          (d)   consummate any Asset Sale (as defined in any Senior Note Indenture) in breach of the provisions of any Senior Note Indenture (as the same may be amended, waived or modified from time to time);

          (e)   alter, or permit the MarkWest MWLM&R Member to alter, the provisions of the MWLM&R LLC Agreement providing for distributions of MWLM&R Available Cash (or change any of the definitions used in or otherwise applicable to such provisions) within 45 days following the end of each calendar quarter as follows:

              (i)  following the end of each calendar quarter on or prior to the earlier to occur of (A) the calendar quarter ending December 31, 2010 and (B) the "equalization date" (as defined in the MWLM&R LLC Agreement), MWLM&R Available Cash will be retained by MWLM&R for reinvestment, and with respect to the Class B Member (which initially includes only the MarkWest MWLM&R Member) such MWLM&R Available Cash will be distributed and automatically reinvested as additional capital contributions;

             (ii)  following the end of each calendar quarter on or after the earlier to occur of (A) the calendar quarter ending December 31, 2010, and (B) the "equalization date" (as defined in the MWLM&R LLC Agreement), MWLM&R Available Cash will be distributed first to the Class A Member (which initially includes only the NGP MWLM&R Member) until the preferred return accruing that quarter on its overfunded capital amount is reduced to zero and thereafter will be distributed to the MWLM&R "members" (as defined in the MWLM&R LLC Agreement) in accordance with their respective "percentage interests" (as defined in the MWLM&R LLC Agreement); and

            (iii)  after "equalization" (as defined in the MWLM&R LLC Agreement) is achieved, MWLM&R Available Cash will be distributed to the MWLM&R "members" (as defined in the MWLM&R LLC Agreement) in accordance with their respective "percentage interests" (as defined in the MWLM&R LLC Agreement).

          (f)    engage in any Affiliate Transaction (as defined in any Senior Note Indenture) in breach of the provisions of any Senior Note Indenture (as the same may be amended, waived or modified from time to time);

          (g)   engage in any sale and leaseback transaction in breach of the provisions of any Senior Note Indenture (as the same may be amended, waived or modified from time to time);

          (h)   engage in any line of business other than the Midstream Business or make any Capital Expenditures except in connection with the Midstream Business;

          (i)    enter into any Contractual Obligation (other than the MWLM&R LLC Agreement) or permit any amendment to the MWLM&R LLC Agreement that would (i) have the effect of reducing distributions of MWLM&R Available Cash to the MarkWest MWLM&R Member to an amount less than its investment balance in MWLM&R or (ii) change the characterization of the membership interest in MWLM&R as a "security" or "general intangible" (as those terms are defined in the Texas Uniform Commercial Code) from that existing on the First Amendment and Increase Effective Date."

        Paragraph 1.25    Section 8.01.    Section 8.01 of the Credit Agreement is amended by deleting the word "or" at the end of Section 8.01(m), deleting the period at the end of Section 8.01(n) and substituting therefor a semicolon and adding the word "or" at the end thereof and adding a new Section 8.01(o) to read in its entirety as follows:

          "(o)    MWLM&R Insolvency Proceedings, Etc.    (i) MWLM&R institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or takes any action to effect any of the foregoing; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of MWLM&R and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to MWLM&R or to all or any part of its property is instituted without the consent of MWLM&R and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding."

        Paragraph 1.26    Amended Schedule 2.01.    Schedule 2.01 to the Credit Agreement is hereby amended in its entirety by Amended Schedule 2.01 "Aggregate Commitments" attached to this Amendment. Any reference in the Credit Agreement to such Schedule shall be deemed to refer to such Schedule as amended by Amended Schedule 2.01.

        Paragraph 1.27    Amended Schedule 5.13.    Schedule 5.13 to the Credit Agreement is hereby amended by Amended Schedule 5.13 "Subsidiaries and Other Equity Investment" attached to this Amendment. Any reference in the Credit Agreement to such Schedule shall be deemed to refer to such Schedule as amended by Amended Schedule 5.13.

        Paragraph 1.28    Amendment to Schedule 7.04    Schedule 7.04 to the Credit Agreement is hereby amended in its entirety by Amended Schedule 7.04 "Existing Indebtedness" attached to this Amendment. Any reference in the Credit Agreement to such Schedule shall be deemed to refer to such Schedule as amended by Amended Schedule 7.04.

        Paragraph 1.29    Supplements to Exhibits.    Exhibit A-1 "Borrowing Notice" and Exhibit C "Compliance Certificate" to the Credit Agreement are hereby supplemented with Supplemental Exhibit A-1 "Borrowing Notice" and Supplemental Exhibit C "Compliance Certificate" attached to this Amendment. Any reference in the Credit Agreement to such Exhibits shall be deemed to refer to such Exhibits as supplemented by Supplemental Exhibit A-1 and Supplemental Exhibit C.

        Paragraph 1.30    Acknowledgment of Repayment of Term Loans.    Borrower, Guarantors and Lenders acknowledge that the Term Loans have been repaid. The Term Loan Commitment has been reduced to zero and cancelled and no amount of Term Loans may be reborrowed. References in the Credit Agreement to "Term Lender," "Term Loan Commitment," "Term Loan Facility," "Term Loan Principal Debt," "Term Loan Pro Rata Share," "Term Loans" and "Term Note" have no force or effect and shall be disregarded for all purposes.

        Paragraph 1.31    Release of Lien on Collateral Contributed to MWLM&R.    The Administrative Agent and/or Collateral Agent is authorized to release the Liens securing the Obligations on the Collateral described on the Annexes to this Amendment (the "Released Property") which Collateral is being contributed to MWLM&R by the MarkWest MWLM&R Member pursuant to the MWLM&R Contribution Agreement. The Administrative Agent and Collateral Agent hereby agree that immediately upon consummation of the transactions contemplated by the MWLM&R Contribution Agreement, the Administrative Agent's and Collateral Agent's security interests in, security titles to and other Liens on the Released Property will be automatically terminated and released, and the Administrative Agent and/or Collateral Agent will execute any and all other lien release documents in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent as Borrower may deem necessary or appropriate in order to evidence or otherwise give public notice of such collateral terminations and releases (provided, however, that any and all such releases and other such documents must be prepared and recorded at Borrower's expense) and thereafter the Administrative Agent and Collateral Agent will not seek to enforce any lien or other interest in the Released Property against any new owner.

        Paragraph 2.    Revolver Commitment Increase.

        (a)   The Borrower and the parties signatory to this Amendment as Increasing Lenders and New Lender hereby agree that, from and after the First Amendment and Increase Effective Date, the Increasing Lenders and New Lender shall have the respective Revolver Commitments as set forth as follows:

Increasing Lender or New Lender	Existing Revolver Commitment	Revolver Commitment Increase	New Revolver Commitment
Royal Bank of Canada	$23,130,434.79	$20,000,000.00	$43,130,434.79
JPMorgan Chase Bank, N.A.	$18,869,565.22	$4,600,000.00	$23,469,565.22
U.S. Bank National Association	$18,869,565.22	$15,000,000.00	$33,869,565.22
Deutsche Bank Trust Company Americas	$15,217,391.30	$10,000,000.00	$25,217,391.30
Compass Bank	$18,869,565.22	$5,000,000.00	$23,869,565.22
Wachovia Bank, National Association	$18,869,565.22	$5,000,000.00	$23,869,565.22
Morgan Stanley Bank	$9,130,434.78	$6,000,000.00	$15,130,434.78
Barclays Bank PLC	$0.00	$20,000,000.00	$20,000,000.00
TOTAL:		$85,600,000.00

Such increase in the Revolver Commitments of the Increasing Lenders and new Revolver Commitment of the New Lender shall represent an increase in the Aggregate Revolver Commitments pursuant to Section 2.15(a) of the Credit Agreement.

        (b)   Administrative Agent and Borrower hereby consent to and approve the increase in the Revolver Commitment of each Increasing Lender and the new Revolver Commitment of the New Lender, and such resulting increase in the Aggregate Revolver Commitments pursuant to Section 2.15(a) of the Credit Agreement.

        (c)   Each Increasing Lender and New Lender hereby represents and warrants to the Administrative Agent and L/C Issuer as follows: (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment, to consummate the transactions contemplated hereby and to continue to be (or become, in the case of a New Lender) a Lender under the Credit Agreement, and (b) from and after the First Amendment and Increase Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its increased Revolver Commitment, shall have the obligations of a Lender thereunder. The New Lender shall be entitled to the benefits afforded to Lenders under the Credit Agreement and the other Loan Documents, including without limitation the benefits of Sections 3.07, 10.04 and 10.05. This Amendment shall serve as a joinder agreement for the New Lender to become a Revolver Lender and Administrative Agent acknowledges and agrees that this Amendment is in form and substance satisfactory to it for such purpose.

        (d)   The increase in the Aggregate Revolver Commitment shall be effective on the First Amendment and Increase Effective Date.

        (e)   Notwithstanding that the Revolver Commitment Increase Amount is being effected by means of this Amendment, this is for convenience of the Borrower, Administrative Agent and Increasing Lenders only and no other Lender's approval or consent is necessary or required and Required Lender approval or consent is also not required to increase the Aggregate Revolver Commitments by the Revolver Commitment Increase Amount.

        Paragraph 3.    Waiver.

        (a)   The Borrower has requested that the Lenders waive the requirement of Section 6.14 of the Credit Agreement insofar as it would otherwise require MWLM&R to execute a Guaranty and Collateral Documents to guarantee and secure the Indebtedness within 30 days of MWLM&R's formation, to permit Borrower to form MWLM&R more than 30 days prior to the First Amendment and Increase Effective Date. The foregoing waiver shall cease to be of any force or effect on and after April 1, 2009, if the First Amendment and Increase Effective Date does not occur on or before March 31, 2009.

        (b)   The foregoing waiver shall not be deemed to be a waiver by the Lenders of any other covenant, condition or obligation on the part of the Borrower under the Credit Agreement or any other Loan Document, except as set forth in Paragraph 3 of this Amendment. In addition, the foregoing waiver shall in no respect evidence any commitment by the Lenders to grant any future consents or waivers of any covenant, condition or obligation on the part of the Borrower under the Credit Agreement or any other Loan Document. Any further waivers or consents must be specifically agreed to in writing in accordance with Section 10.01 of the Credit Agreement.

        (c)   NOTWITHSTANDING THAT THE AMENDMENTS EFFECTED BY THIS AMENDMENT AND THE INCREASE IN THE REVOLVER COMMITMENT SHALL NOT BE EFFECTIVE UNTIL THE OCCURRENCE OF THE FIRST AMENDMENT AND INCREASE EFFECTIVE DATE, THE FOREGOING WAIVER IS EFFECTIVE FOR ALL PURPOSES UPON THE OCCURRENCE OF THE FIRST AMENDMENT SIGNING DATE PROVIDED REQUIRED LENDERS HAVE CONSENTED THERETO, WHICH CONSENT SHALL BE EVIDENCED BY A LENDER'S EXECUTION OF ITS SIGNATURE PAGE ATTACHED TO THIS AMENDMENT.

        Paragraph 4.    First Amendment and Increase Effective Date.    This Amendment shall not become effective (other than as set forth in Paragraph 3 with respect to the waiver set forth therein) until the date (such date, the "First Amendment and Increase Effective Date") the Administrative Agent receives all of the agreements, documents, certificates, instruments, and other items described below:

        (a)   this Amendment, executed by the Borrower, the Guarantors, the Required Lenders, each Increasing Lender, each New Lender, the Administrative Agent and the L/C Issuer;

        (b)   replacement Revolver Notes for the Increasing Lenders and a new Revolver Note for the New Lender executed by the Borrower in favor of each such Lender requesting such Notes, each Revolver Note in a principal amount equal to such Revolver Lender's Revolver Commitment and each Revolver Note dated as of the First Amendment and Increase Effective Date;

        (c)   amendments or supplements to Mortgages that have been requested by the Administrative Agent or its counsel prior to the First Amendment Signing Date;

        (d)   an amendment to the Security Agreement from the MarkWest MWLM&R Member evidencing the pledge of its membership interest in MWLM&R;

        (e)   an acknowledgment from MWLM&R of the pledge by MarkWest MWLM&R of its membership interest in MWLM&R;

        (f)    from the Borrower and the Guarantors, such certificates of secretary, assistant secretary, manager, or general partner, as applicable, as the Administrative Agent may require, certifying (i) resolutions of its board of directors, managers or members (or their equivalent) authorizing the execution and performance of this Amendment which such Person is executing in connection herewith, (ii) the incumbency and signature of the officer executing this Amendment, and (iii) there has been no change in such Person's Organization Documents from the copies of such Person's Organization Documents most recently delivered to the Administrative Agent and Lenders or attaching any amendments or restatements thereof;

        (g)   a certificate from Borrower (i) representing and warranting that, on and as of the First Amendment and Increase Effective Date, before and after giving effect to the increase in Aggregate Revolver Commitments resulting hereunder (A) no Default or Event of Default exists or would exist immediately after giving effect to the increase in the Aggregate Revolver Commitments, (B) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the First Amendment and Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (C) all financial covenants in Section 7.15 would be satisfied on a pro forma basis as of the most recent testing date and on the First Amendment and Increase Effective Date after giving effect to actual Credit Extensions on the First Amendment and Increase Effective Date, if any, (ii) ratifying and confirming each of the Loan Documents, (iii) agreeing that all Loan Documents shall apply to the Obligations as they are or may be increased by this Amendment, (iv) agreeing that its obligations and covenants under each Loan Document are otherwise unimpaired by this Amendment and shall remain in full force and effect, and (iv) certifying, pursuant to Section 7.07(c) of the Agreement that the Disposition of assets by the MarkWest MWLM&R Member to the Joint Venture will be for fair market value.

        (h)   payment on the First Amendment and Increase Effective Date to the Administrative Agent of an amendment and waiver fee equal to fifty (50) basis points on the amount of the Aggregate Revolver Commitments of all approving Lenders (without giving effect to any Revolver Commitment Increase Amount), which amendment and waiver fee will be paid to each Lender (based on each such Lender's Aggregate Revolver Commitment without giving effect to any Revolver Commitment Increase Amount) that sends a signed consent form to the Administrative Agent by 5:00 p.m. New York time on January 26, 2009 and a signed signature page to this Amendment to the Administrative Agent's counsel by noon, New York time on January 28, 2009, which fee once paid will be fully earned and nonrefundable;

        (i)    payment on the First Amendment and Increase Effective Date to the Administrative Agent of a commitment increase fee of two hundred (200) basis points, calculated on the Initial Revolver Commitment Increase Amount, which fee will be shared among each Increasing Lender and New Lender that sends a signed commitment letter to the Administrative Agent by 5:00 p.m. New York time on January 26, 2009 and a signed signature page to this Amendment to the Administrative Agent's counsel by noon, New York time on January 28, 2009, which fee will be shared among the Increasing Lenders and New Lender in accordance with their respective pro rata share of the Initial Revolver Commitment Increase Amount, which fee once paid will be fully earned and nonrefundable;

        (j)    fees and expenses required to be paid pursuant to Paragraph 7 of this Amendment, to the extent invoiced prior to the First Amendment and Increase Effective Date;

        (k)   evidence satisfactory to the Administrative Agent that any necessary consents to the transactions contemplated in this Amendment from the holders of the Senior Unsecured Notes have been obtained and are in full force and effect;

        (l)    a certificate of a Responsible Officer of Borrower certifying that (1) MWLM&R has been formed, (2) the transactions contemplated by the MWLM&R Contribution Agreement have been consummated, and (3) the NGP MWLM&R Member has been admitted as a member of MWLM&R and attaching true and correct copies of the Organization Documents of MWLM&R (including its Certificate of Formation and the MWLM&R LLC Agreement), the MWLM&R Contribution Agreement and the MWLM&R Services Agreement;

        (m)  an opinion from Hogan & Hartson, L.L.P., counsel to each Loan Party and the General Partner, in form and substance satisfactory to the Administrative Agent and its counsel (it being understood and agreed that the form and substance of the draft opinion delivered to the Administrative Agent and its counsel on the First Amendment Signing Date is satisfactory); and

        (n)   such other assurances, certificates, documents and consents as the Administrative Agent may request prior to the First Amendment Signing Date.

        Paragraph 5.    Acknowledgment and Ratification.    As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors (i) consents to the agreements in this Amendment, (ii) agrees and acknowledges that the execution, delivery, and performance of this Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, and all rights thereunder are hereby ratified and confirmed.

        Paragraph 6.    Representations.    As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors represents and warrants to the Administrative Agent and the Lenders that as of the First Amendment and Increase Effective Date and as of the date of execution of this Amendment, (a) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date (in which case such representations and warranties shall be true and correct in all material respect as of such specific date), and (b) no Default or Event of Default exists.

        Paragraph 7.    Expenses, Funding Losses.    The Borrower shall pay on demand all reasonable costs, fees, and expenses paid or incurred by the Administrative Agent incident to this Amendment, including, without limitation, Attorney Costs in connection with the negotiation, preparation, delivery, and execution of this Amendment and any related documents, filing and recording costs, and the costs of title insurance endorsements, if any.

        Paragraph 8.    Miscellaneous.

        (a)   This Amendment is a "Loan Document" referred to in the Credit Agreement. The provisions relating to Loan Documents in Article X of the Credit Agreement are incorporated in this Amendment by reference. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed, and its performance enforced, under Texas law and applicable federal law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

        Paragraph 9.    ENTIRE AGREEMENT.    THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THIS AMENDMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        Paragraph 10.    Parties.    This Amendment binds and inures to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the other Lenders, and their respective successors and assigns.

        Paragraph 11.    Further Assurances.    The parties hereto each agree to execute from time to time such further documents as may be necessary to implement the terms of this Amendment.

        Paragraph 12.    Release.    As additional consideration for the execution, delivery and performance of this Amendment by the parties hereto and to induce the Administrative Agent, the Collateral Agent, the other Agents and the Lenders to enter into this Amendment, the Borrower warrants and represents to the Administrative Agent, the Collateral Agent, the other Agents and the Lenders that to the best of its knowledge no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Administrative Agent, the Collateral Agent, any other Agent or any Lender or any defense to (i) the payment of Obligations under the Revolver Notes and/or the Loan Documents, or (ii) the performance of any of its obligations with respect to the Revolver Notes and/or the Loan Documents. In the event any such facts, events, statuses or conditions exist or have existed, Borrower unconditionally and irrevocably hereby RELEASES, RELINQUISHES and forever DISCHARGES Administrative Agent, the Collateral Agent, the other Agents and the Lenders, as well as their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which Borrower may have against any of them or their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable Law.

        The parties hereto have executed this Amendment in multiple counterparts to be effective as of the First Amendment and Increase Effective Date.

Remainder of Page Intentionally Blank
Signature Pages to Follow.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership,
	By:	MarkWest Energy GP, L.L.C., its General Partner
		By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer

Signature Page 1

GUARANTORS:	MARKWEST ENERGY GP, L.L.C, a Delaware limited liability company
	By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer
MARKWEST ENERGY FINANCE CORPORATION
	By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer
MARKWEST ENERGY OPERATING COMPANY, L.L.C.
	By:	MarkWest Energy Partners, L.P. its Managing Member
	By:	MarkWest Energy GP, L.L.C., its General Partner
	By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer
MARKWEST HYDROCARBON, INC.
	By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer

Signature Page 2

BASIN PIPELINE, L.L.C.,
MASON PIPELINE LIMITED LIABILITY COMPANY
WEST SHORE PROCESSING COMPANY, L.L.C.,
MARKWEST ENERGY APPALACHIA, L.L.C.,
MARKWEST MICHIGAN PIPELINE COMPANY, L.L.C.,
MARKWEST OKLAHOMA GAS COMPANY, L.L.C.,
MARKWEST PIONEER, L.L.C.,
MARKWEST GAS SERVICES, L.L.C.,
MARKWEST POWER TEX, L.L.C.,
MARKWEST PINNACLE, L.L.C.,
MARKWEST PNG UTILITY, L.L.C.,
MARKWEST TEXAS PNG UTILITY, L.L.C.,
MARKWEST BLACKHAWK, L.L.C.,
MARKWEST NEW MEXICO, L.L.C.,
MARKWEST ENERGY EAST TEXAS GAS COMPANY, L.L.C.,
MARKWEST PIPELINE COMPANY, L.L.C.,
MARKWEST JAVELINA COMPANY, L.L.C,
MARKWEST JAVELINA PIPELINE COMPANY, L.L.C.
MARKWEST LIBERTY GAS GATHERING, LLC
MARKWEST MARKETING, L.L.C.
MARKWEST GAS MARKETING, L.L.C.
By:	MarkWest Energy Operating Company, L.L.C., its sole Member
By:	MarkWest Energy Partners, L.P. its Managing Member
By:	MarkWest Energy GP, L.L.C., its General Partner
	By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer

Signature Page 3

MATREX L.L.C.
By:	Basin Pipeline, L.L.C., its sole Member
By:	MarkWest Texas GP, L.L.C. its sole Member
By:	MarkWest Energy Operating Company, L.L.C., its sole Member
By:	MarkWest Energy Partners, L.P. its Managing Member
By:	MarkWest Energy GP, L.L.C., its General Partner
By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer
MARKWEST McALESTER, L.L.C.
By:	MarkWest Oklahoma Gas Company, L.L.C. its sole Member
By:	MarkWest Energy Operating Company, L.L.C., its sole Member
By:	MarkWest Energy Partners, L.P. its Managing Member
By:	MarkWest Energy GP, L.L.C., its General Partner
	By:	/s/ Andrew L. Schroeder Andrew L. Schroeder Vice President and Treasurer

Signature Page 4

AGENTS AND LENDERS:	ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent
	By:	/s/ Renuka Gnanaswaran
	Name:	Renuka Gnanaswaran
	Title:	Manager, Agency

Signature Page 5

ROYAL BANK OF CANADA, as L/C Issuer, Lender and Increasing Lender
By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

Signature Page 6

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent, Lender and Increasing Lender
By:	/s/ Stephanie Casas
Name:	Stephanie Casas
Title:	Vice President

Signature Page 7

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent, Lender and Increasing Lender
By:	/s/ Leanne S. Phillips
Name:	Leanne S. Phillips
Title:	Director

Signature Page 8

FORTIS CAPITAL CORP., as Co-Documentation Agent and Lender
By:	/s/ Casey Lowary
Name:	Casey Lowary
Title:	Director
By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

Signature Page 9

SUNTRUST BANK, as Co-Documentation Agent and Lender
By:	/s/ Andrew Johnson
Name:	Andrew Johnson
Title:	Director

Signature Page 10

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent, Lender and Increasing Lender
By:	/s/ Justin M. Alexander
Name:	Justin M. Alexander
Title:	Vice President

Signature Page 11

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Oleg Kogan
Name:	Oleg Kogan
Title:	Vice President

Signature Page 12

BNP PARIBAS, as a Lender
By:	/s/ Gregory E. George
Name:	Gregory E. George
Title:	Managing Director
BNP Paribas, as a Lender
By:	/s/ Greg Smothers
Name:	Greg Smothers
Title:	Director

Signature Page 13

CALYON NEW YORK BRANCH, as a Lender
By:
Name:
Title:
By:
Name:
Title:

Signature Page 14

BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:

Signature Page 15

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender and Increasing Lender
By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President
By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

Signature Page 16

BANK OF SCOTLAND PLC NEW YORK BRANCH, as a Lender
By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Assistant Vice President

Signature Page 17

MORGAN STANLEY BANK, as a Lender and Increasing Lender
By:	/s/ Christopher Whelan
Name:	Christopher Whelan
Title:	Senior Credit Officer

Signature Page 18

WESTLB AG, NEW YORK BRANCH, as a Lender
By:
Name:
Title:

Signature Page 19

COMPASS BANK, as a Lender and Increasing Lender
By:	/s/ Greg Determann
Name:	Greg Determann
Title:	Vice President

Signature Page 20

CREDIT SUISSE, CAYMAN ISLANDS BRANCH as a Lender
By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Vice President
By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Vice President

Signature Page 21

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ Union Bank of California
Name:	Joshua Patterson
Title:	Assistant Vice President

Signature Page 22

COMERICA BANK, as a Lender
By:	/s/ Caroline M. McClurg
Name:	Caroline M. McClurg
Title:	Vice President

Signature Page 23

NATIXIS, as a Lender
By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director
By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Director

Signature Page 24

GUARANTY BANK, FSB, as a Lender
By:	/s/ David M. Butler
Name:	David M. Butler
Title:	SVP

Signature Page 25

AMEGY BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Gregory J. Petruska
Name:	Gregory J. Petruska
Title:	Senior Vice President

Signature Page 26

BANK OF OKLAHOMA, N.A., as a Lender
By:	/s/ Michael M. Logan
Name:	Michael M. Logan
Title:	Senior Vice President

Signature Page 27

SOCIÉTÉ GÉNÉRALE, as a Lender
By:	/s/ Stephen W. Warfel
Name:	Stephen W. Warfel
Title:	Managing Director

Signature Page 28

NEW LENDER:	BARCLAYS BANK PLC, as a New Lender
	By:	/s/ Maria Lund
Maria Lund
Vice President

Signature Page 29

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FIRST AMENDMENT TO CREDIT AGREEMENT